                                                                    Exhibit 23.3

            Report and Consent of Independent Chartered Accountants
            -------------------------------------------------------

The Board of Directors
Rogers Cable Inc.

The audits referred to in our report dated January 31, 2003, except as to note 24 which is as of June 16, 2003, included the related financial statement schedule as of December 31, 2003, and for each of the years in the three year period ended December 31, 2002, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated January 31, 2003, except as to note 24 which is as of June 16, 2003, included Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, which referred to changes in accounting principles relating to the adoption by the Company of Goodwill and Other Intangible Assets (note 2(d)), Foreign Currency Translation (note 2(e)) and Stock-based Compensation and Other Stock-based Payments (note 2(m)).

/s/ KPMG LLP

Toronto, Canada
June 19, 2003